                                                 Exhibit 10.1



                         SHARE AND WARRANT PURCHASE AGREEMENT



                                       BETWEEN


                            GRYPHON PHARMACEUTICALS, INC.,

                                         and

                              OSIRIS THERAPEUTICS, INC.



                              ---------------------------


                            Dated as of December 23, 1994

                         SHARE AND WARRANT PURCHASE AGREEMENT


    THIS SHARE AND WARRANT PURCHASE AGREEMENT (this "Agreement"), dated as of December 23, 1994, is made by and between Gryphon Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Osiris Therapeutics, Inc., a Delaware corporation ("Osiris" or the "Investor").

                                       RECITALS

    A. The Investor desires to acquire from the Company, and the Company desires to issue and sell to the Investor, in the manner and on the terms and conditions hereinafter set forth, shares of Series A Convertible Preferred Stock ("Preferred Shares") of the Company.

    B. In connection with the Investor's purchase of the Preferred Shares, the Company and the Investor desire to establish certain rights and obligations between themselves.

                                      AGREEMENTS

    NOW, THEREFORE, the Company and the Investor agree as follows:

SECTION l.    DEFINITIONS

    The following terms when used in this Agreement shall have the following respective meanings:

    "Affiliate" means with respect to any Person, any (i) officer, director, or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any Relation of such Person or any Affiliate of such Person, or
(iii) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the "controlled" Person, whether through ownership of voting securities, by contract, or otherwise.

    "Amended Certificate" means the Amended and Restated Certificate of Incorporation of the Company as on file with the Secretary of State of the State of Delaware on the date hereof, a copy of which is attached as Exhibit A hereto.

    "By-Laws" means the Amended and Restated By-Laws of the Company, a copy of which is attached as Exhibit B hereto.

    "Certificate of Incorporation" means the Certificate of Incorporation of the Company on file with the Secretary of State of the State of Delaware immediately prior to the filing of the Amended Certificate.

    "Closing" shall have the meaning set forth in Section 3.1 hereof.

    "Closing Date" shall have the meaning set forth in Section 3.1 hereof.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Common Shares" means shares of the Common Stock, par value $.00l per share, of the Company.

    "Contract" means any contract, agreement, undertaking or commitment
(written or oral) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of their respective assets are bound.

    "Founder Stockholders" means each of the Curt I. Civin, M.D. ("Dr. Civin") and Donald Small, M.D., Ph.D ("Dr. Small").

    "Governmental Authority" means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

    "Gryphon Business" means the research, development and commercialization of novel stem cell and progenitor cell populations, their genes and gene products, including, but not limited to, growth factor receptors, protein kinases and other signal transduction molecules involved in the self-renewal, proliferation or inhibition and differentiation of hematopoietic stem/progenitor cells and the resulting biopharmaceuticals.

    "Indebtedness" of any Person means (i) indebtedness for borrowed money;
(ii) indebtedness for the deferred purchase price of property or services; (iii) obligations under a lease which is capitalized on the balance sheet of such Person; (iv) obligations under direct or indirect guaranties of indebtedness or obligations of others of the type referred to in clause (i), (ii) or (iii) above; and (v) nonrecourse indebtedness secured by a Lien on the property of such Person.

    "Investment Documents" means this Agreement, the Amended Certificate, the Stockholders Agreement, the Stock Purchase Warrant and the Registration Rights Agreement.

    "JHU" means The Johns Hopkins University.

    "1934 Act" means the Securities Exchange Act of 1934, as amended.

    "1933 Act" means the Securities Act of 1933, as amended.

    "Organizational Proceedings" shall mean (a) the transfer of technology by JHU to the Company pursuant to the License Agreement, (b) the purchase of Common Shares by each of the Founder Stockholders and JHU pursuant to subscription agreements, and (c) the Founder Stockholders entering into Consulting Agreements with the Company.

    "Person" means an individual, corporation, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.

    "Preferred Shares" means shares of the Series A Convertible Preferred Stock, par value $.001 per share ("Series A Preferred Shares"), of the Company.

    "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Stockholders in the form attached as Exhibit C hereto.

    "Relation" shall mean with respect to any Person, such Person's spouse and the parents, grandparents, brothers and sisters, children, and grandchildren of such Person or of such Person's spouse.

    "SEC" means the Securities and Exchange Commission.

    "Second Round Financing" means the receipt by the Company of proceeds from the sales of its equity securities, whether pursuant to a venture capital investment or a corporate collaboration or other similar transaction, after the date of this Agreement (and not to include any amounts payable by the Investor under this Agreement) in a gross aggregate amount equal to or greater than $5,000,000.

    "Shares" means the Preferred Shares and Common Shares collectively.

    "Stock Purchase Warrant" means the Stock Purchase Warrant entered into between the Company and the Investor in the form attached as Exhibit F hereto.

    "Stockholders" shall mean Osiris, the Founder Stockholders and JHU.

    "Stockholders Agreement" means the Stockholders Agreement among the Company, the Investor, the Founder Stockholders and JHU in the form attached as Exhibit D hereto.

    "Subsidiary" means any Person or business in which the Company owns, directly or indirectly, an equity interest representing at least a majority of the voting stock or voting interests of such Person or business.

    "License Agreement" means the Research and License Agreement entered into between the Company and JHU in the form attached as Exhibit E hereto.

SECTION 2.    PURCHASE AND SALE OF SHARES

    2.1 Issuance of Preferred Shares. At the Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, (a) 3,000,000 Preferred Shares and (b) a Stock Purchase Warrant exercisable for 1,000,000 Common Shares, for an aggregate consideration consisting of (i) 1,000,000 Common Shares presently held by Investor, (ii) certain cash payments and reimbursements as set forth below, (iii) the provision of certain services and equipment as set forth below and (iv) the offer to provide the R&D Loan (as defined below), such consideration being valued in the aggregate at $3,000,000 (the "Consideration").

    2.2 Payment of Consideration The Consideration shall be payable as follows:

         (a) Start Up Funding. The Investor shall pay the Company $45,000 ($25,000 of which is paid herewith and an additional $20,000 of which will be paid on May 30, 1995) to permit it to (i) pay JHU licensing fees and annual maintenance fees under the License Agreement, (ii) reimburse JHU for its past patent costs with respect to the technology that is the subject of the License Agreement, and (iii) reimburse JHU for up to $5,000 of legal fees incurred in connection with the negotiation of this Agreement and the related transactions.

         (b) Research Funding. Commencing as of July 1, 1994, the Investor shall provide a total of $1,200,000 ($60,000 of which has been provided to date) to be used by the Company to fund research at JHU with respect to the Business ("Research Funding"). The timing of the payment of such funds shall be as follows:

         During the twelve-month period commencing July 1, 1994: $87,500 per calendar quarter

         During the twelve-month period commencing July 1, 1995: $100,000 per calendar quarter

         During the twelve-month period commencing July 1, 1996: $112,500 per calendar quarter

Such quarterly payments of the Research Funding shall be made on the first business day of the applicable calendar quarter, commencing January 2, 1995, with such January 2, 1995 payment to consist of a payment in arrears for the immediately preceding two calendar quarters less the amounts prepaid by the Investor through such date.

         (c) Equipment and Technician. The Investor shall make available to the Company, for use by the Company and the Founder Stockholders in their laboratories at JHU, during the period commencing on the date hereof through June 30, 1997, an oligonucleotide synthesizer (of a model mutually agreeable to the Founder Stockholders and the Investor) (the "Synthesizer") under the Investor's Master Equipment Lease Agreement with Dominion Ventures, Inc. In addition, until December 31, 1997, the Investor shall provide the Company (i) reasonable salary support (direct, indirect and fringe benefits) for a technician to operate the Synthesizer, (ii) a service agreement covering the Synthesizer and (iii) up to $25,000 per year in supplies to operate and maintain the Synthesizer.

         (d) "In-Kind" Support. The Investor shall provide to the Company certain legal, administrative, accounting, facility and equipment utilization services and certain related funding (the "In-Kind Services") until the earlier of (i) the consummation of Second Round Financing or (ii) October 1, 1997. Such services shall include:

              (i) usual and customary organizational, legal and accounting expenses (such as expenses attributable to the initial capitalization of the Company, the technology transfers, customary legal agreements) and related management services;

              (ii) start-up and organizational Chief Executive Officer services (which shall be provided by James Burns or another individual reasonably acceptable to the Founder Stockholders) and administrative and general support (such as strategic development and business plan preparation);

              (iii) business and patent strategy consulting services;

              (iv) monitoring and reviewing of scientific progress;

              (v) wet lab and administrative space at the Investor's facility in Baltimore, Maryland (the "Osiris Facility");

              (vi) access to certain common equipment at the Osiris Facility (such as ultra centrifuge, tissue culture facilities, incubators, cold room, and refrigerators);

              (vii) services relating to the recruitment of a full-time Chief Executive Officer and senior scientific personnel;

              (viii) arranging and negotiating the Second Round Financing;
and

              (ix) reimbursement for the costs incurred by the Company to obtain and preserve any necessary or desirable U.S. and foreign patents for the Company's technology (as described in the License Agreement).

In the event of any dispute between the Company and the Investor with respect to the Investor's satisfaction of its obligation to provide In-Kind Services, such dispute shall be considered by the members of the Company's Board of Directors who have not been designated solely by the Investor. In the event such dispute is not resolved to the satisfaction of such Directors, it shall be submitted to an arbitration to be conducted in accordance with the rules of the American Arbitration Association.

         (e) DNA Instrument. The Investor shall make available to the Company an automated DNA sequencing instrument, reasonably satisfactory to the Founder Stockholders, for use at the Osiris Facility. Use of such sequencing instrument by the Company will be on an equal-time basis with the Investor. A reagent budget for the sequencer will also be provided to the Company by the Investor for use by the Founder Stockholders in an amount not to exceed $75,000 per year. Commencing on October 4, 1994 and continuing until a sequencing instrument is operational at the Osiris Facility, the Investor will reimburse the Company for sequencing services provided at JHU's facilities which are requested by the Founder Stockholders, up to an annual amount of $75,000.

         (f) Scientist Funding. Commencing on or before January 1, 1996, and until the earlier of such time as the Company consummates the Second Round Financing and October 1, 1997, the Investor shall provide to the Company an amount equal to annual salary and fringe benefit support necessary to enable the Company to retain a full-time scientist at the Ph.D. level and two full-time technicians selected by the Founder Stockholders specifically for Company projects. In the event the Second Round Financing is consummated, the Investor shall be repaid one-half of the amount provided for such salary and fringe benefits from the funds raised in the Second Round Financing.

         (g) R&D Loan. The Investor, at the election of the Company, shall loan to the Company $1,000,000 (the "R&D Loan") if the Second Round Financing has not been consummated on or before July 1, 1997. The R&D Loan will be provided in quarterly installments of $125,000 commencing on July 1, 1997. The Company shall repay the R&D Loan from the proceeds received by the Company in the Second Round Financing or, if such financing is not consummated by March 31, 1998, then the Investor shall be entitled to proceed pursuant to Section 6.9 of this Agreement. The outstanding principal amount of such R&D Loan shall bear interest at a rate equal to the greater of 10% per annum or the Citibank prime rate, and shall be secured by the technology and other assets of the Company.

         (h) Surrender of Investor Common Stock. On the Closing Date the Investor shall surrender to the Company for cancellation the 1,000,000 Common Shares held by the Investor.

    2.3  Failure of Consideration.     (a) In the event the Investor fails to
provide any of the Research Funding other than as a result of an Event of Default and such failure continues for a period of 30 days, the Company may, by written notice delivered to the Investor, accelerate and declare due and payable the remaining Research Funding. In the event the Investor does not provide the Company with the remaining Research Funding within 15 days after receipt of notice from the Company, (i) the Investor shall surrender to the Company a number of the Preferred Shares equal to the product of 1,200,000 and a fraction, the numerator of which is the aggregate amount of the payments of the Research Funding that have not been made and the denominator of which is $1,200,000 and (ii) the provisions of Sections 6.4, 6.7 and 6.9(b) of this Agreement, Sections 2.2 and 6 of the Stockholders' Agreement and Section 1 of the Registration Rights Agreement shall be deemed null and void, and the Investor shall consent to the filing with the Secretary of State of Delaware of an amendment to the Amended Certificate which removes the redemption rights contained in Article FOURTH, Section 3 of the Amended Certificate, and the special voting rights contained in Article FOURTH, Sections 5(b) (ii) and (iv) of the Amended Certificate, (iii) the Investor shall no longer be required to provide the R&D Loan, (iv) the Investor shall thereafter be entitled to appoint only one director to the Company's Board of Directors pursuant to Section 2.1(a) of the Stockholder's Agreement, (v) JHU shall have the right to appoint a majority of the Company's Board of Directors and (vi) the Investor shall surrender and assign the Stock Purchase Warrant to the Company. The foregoing remedies shall be the sole remedies of the Company in the event the Investor fails to make any payment required under Section 2.2 (b).

         (b) In the event the arbitrator appointed under Section 2.2 determines that the Investor failed to provide any of the In-Kind Services, the Investor shall surrender to the Company a number of Preferred Shares equal to the product of 1,200,000 and a fraction, the numerator of which is the portion of the Applicable Year Aggregate Services represented by such In-Kind Services determined by the arbitrator not to have been provided and the denominator of which is $1,200,000. For the purposes of this paragraph (b), the term "Applicable Year Aggregate Services" shall mean (i) $660,000 for the period ended June 30, 1995, (ii) $300,000 for the 12 month period ended June 30, 1996 and (iii) $240,000 for the 12 month period ended June 30, 1997. The foregoing surrender of Preferred Shares shall be the sole remedy of the Company in the event the Investor fails to provide the In-Kind Services as determined by an arbitrator pursuant to Section 2.2(d) hereof.

SECTION 3.    THE CLOSING

    3.1 Closing. The closing of the issuance and sale of the Preferred Shares pursuant to Section 2.1 hereof and certain of the other transactions contemplated hereby (the "Closing") shall take place at the offices of JHU - Office of Technology Licensing,

Baltimore, Maryland at 10:00 a.m. on December 23, 1994 (the "Closing Date"), or at such other time or place as the parties shall mutually agree.

    3.2 Deliveries by the Company. At the Closing, the Company shall, as a condition to the Closing, deliver or cause to be delivered to the Investor the following items (in addition to any other items required to be delivered to the Investor pursuant to any other provision of this Agreement):

    (a) certificates representing the Preferred Shares being issued and sold by the Company to the Investor pursuant to Section 2.1 hereof, duly recorded on the books of the Company in the name of the Investor, together with such other supporting documents as may in the opinion of the Investor's counsel be reasonably necessary to permit the Investor to acquire title to the Preferred Shares free of any adverse claim;

    (b) the Certificate of Designation of Series A Convertible Preferred Stock certified by the Secretary of State of the State of Delaware as of a date within ten days prior to the Closing Date;

    (c) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company dated within ten days prior to the Closing Date;

    (d) a certificate of the Secretary of the Company, in form and substance satisfactory to counsel for the Investor, certifying that attached thereto are true and correct copies of (i) the By-Laws of the Company, and (ii) resolutions duly and validly adopted by the Board of Directors of the Company authorizing the execution and delivery of the Investment Documents and the consummation of the transactions contemplated hereby and thereby;

    (e) a counterpart of the Stockholders Agreement, duly executed by the Company and each of the Stockholders;

    (f) a counterpart of the Registration Rights Agreement, duly executed by the Company and each of the Stockholders; and

    (g) a counterpart of the Stock Purchase Warrant duly executed by the Company and the Investor.

    3.3 Deliveries by the Investor. At the Closing, the Investor shall, as a condition to the Closing, deliver or cause to be delivered to the Company the following items (in addition to any other items required to be delivered to the Company pursuant to any other provision of this Agreement):

    (a) a counterpart of the Stockholders Agreement, duly executed by the Investor; and

    (b) a counterpart of the Registration Rights Agreement, duly executed by the Investor;

    (c) a counterpart of the Stock Purchase Warrant duly executed by the Investor; and

    (d) the certificate representing the Common Shares held by the Investor prior to the Closing Date and endorsed to the Company.


SECTION 4.    REPRESENTATIONS AND WARRANTIES

    4.1 Representations and Warranties of the Company. In order to induce the Investor to purchase the Preferred Shares, the Company represents and warrants to the Investor as follows (each of which shall be deemed to have been made after giving effect to the Organizational Proceedings):

    (a) Organization and Standing. The Company is duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease its properties and assets and to conduct the Gryphon Business as it is presently being conducted. The Company was incorporated on August 22, 1994, and is not a successor to any other corporation, partnership or other entity. The Company does not own any equity interest, directly or indirectly, in any other Person or business enterprise, has never owned any such equity interest, and has never operated as a subsidiary or a division of any other Person. Attached as Exhibit A and Exhibit
B are true, correct and complete copies of the Amended Certificate and By-Laws of the Company as currently in effect.

    (b) Capitalization. The authorized capital of the Company consists of (i) 15,000,000 shares of Common Stock, of which 2,650,000 shares are issued and outstanding, and (ii) 7,500,000 shares of Preferred Stock, none of which are outstanding. Except as provided on Schedule 4.1(b), the Company has no other equity securities of any class issued, reserved for issuance or outstanding. Except as provided to the Investor in this Agreement and the Stock Purchase Warrant, there are (x) no outstanding options, offers, warrants, conversion rights, Contracts, or other rights to subscribe for or to purchase from the Company, or Contracts obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of the Company (whether debt, equity, or a combination thereof) or obligating the Company to grant, extend, or enter into any such Contract and (y) no Contracts or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any of its Common Shares. Except as provided to holders of Preferred Shares under the Stockholders Agreement, there are no preemptive or similar rights with respect to the Company's capital stock. Except as provided in the Stockholders Agreement, the Company is not a party to, and no stockholder of the Company is a party to, any voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of the Company.

    (c) Stockholders of the Company. The persons set forth on Schedule 4.1(c) hereto own of record on the date hereof the number of Shares of the Company set forth opposite their names, and collectively constitute all the holders of record of the capital stock of the Company.

    (d) Capacity of the Company; Consents; Execution of Agreements. The Company has all requisite power, authority, and capacity to enter into each of the Investment Documents and to perform the transactions and obligations to be performed by it hereunder and thereunder. Except for state and federal securities law filings, no consent, authorization, approval, license, permit or order of, or filing with, any Person or Governmental Authority is required in connection with the execution and delivery of or the performance by the Company of the transactions and obligations contemplated hereby and thereby. The execution and delivery of each of the Investment Documents by the Company, and the performance by the Company of the transactions and obligations contemplated hereby and thereby, including, without limitation, the issuance and delivery of the Preferred Shares to the Investor hereunder, have been duly authorized by all requisite action of the Company. Each of the Investment Documents have been duly executed and delivered by a duly authorized officer of the Company and constitute valid and legally binding agreements of the Company, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

         (e)  Status of and Preferred Shares; Reservation of Common Shares.
The Preferred Shares to be issued and purchased hereunder, when issued by the Company to the Investor pursuant to the terms of this Agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) based on such Investor's representations in Section 4.2, have been issued in compliance with all federal and state securities laws, (iii) have the rights and preferences set forth in the Amended Certificate, and (iv) be free and clear of all liens and adverse claims caused by the Company. The Company has reserved sufficient authorized but unissued Common Shares for issuance upon the conversion of the Preferred Shares in accordance with the Amended Certificate.

    (f) Compliance with Laws. The Company is not in violation of, nor do any of its operations violate in any respect, any term of the Amended Certificate, or By-Laws or in any material respect, any term or provision of any contract, agreement or instrument to which the Company is a party, or any statute, law, or regulation of any Governmental Authority applicable to the Company, any of its assets, or the conduct of its business ("Applicable Laws"), the violation of which could have a material adverse effect upon the Company's assets, properties, financial condition results of operations, business or prospects, and no material expenditures are or, based on present requirements, will be required of the Company in order for it to comply or remain in compliance with any Applicable Laws.

    (g) Litigation. There are no actions, suits, claims, investigations, or proceedings pending at law or in equity or before or by any Governmental Authority, or, to the best of the Company's knowledge, threatened, against the Company or any of its assets or properties or the transactions contemplated by this Agreement, and to the best of the Company's knowledge, there exist no facts or circumstances which reasonably could be anticipated to result in any such action, suit, claim, investigation, or proceeding; and no Person has asserted, and, to the best of the Company's knowledge, no Person has a valid basis upon which to assert, any claims against the Company or any of its affiliates that would materially and adversely affect the transactions contemplated by the Investment Documents, or result in or form the basis of any such action, suit, claim, investigation or proceeding.

    (h)  Patents and Other Intellectual Property Rights.

         (i) "Intellectual Property" shall mean (A) patents, patent applications, patent disclosures and the ideas, inventions and improvements thereto and all reissues, continuations, continuations-in-part, divisions and reexaminations thereof; (B) trademarks, service marks, trade names, trade dress, logos and registrations and applications for registrations thereof; and all renewals and extensions thereof; (C) copyrights and maskworks, and all registrations and applications for registration thereof; (D) computer software, data, data bases, and user documentation and audio-visual and text materials;
(E) all trade secret and confidential information (including, but not limited to, manufacturing processes, research and development materials, know-how, drawings and designs, technical data, marketing financial and business plans, and customer lists); and (F) copies and tangible embodiments of the foregoing (in whatever form or medium).

         (ii) Schedule 4.1(h) hereto sets forth a complete and correct list of all United States and foreign patents and patent applications, trade names, trademarks and service marks, trademark and service mark registrations, applications for trademark and service mark registrations, copyright registrations and applications for copyright registrations, that form a part of the Intellectual Property owned by the Company or, where not owned, expressly licensed for use by the Company in the Gryphon Business, and all licenses or other agreements under which the Company obtained or licenses the right to use Intellectual Property. Except as expressly set forth on Schedule 4.1(h) hereto, the Company is the sole owner of the entire right, title, and interest in and to all Intellectual Property used in the Gryphon Business as currently conducted (the "Company Intellectual Property"). The Company Intellectual Property comprises all of the patents, patent applications, trademarks, trade names, copyrights, inventions, and discoveries, of every type and description, presently used in the conduct of the Gryphon Business. Except as provided on Schedule 4.1(h) the Company has not granted any express license or other rights to the Company Intellectual Property, and is not liable or obligated under any Contract for its use of any Company
Intellectual Property, whether for royalties or otherwise.

         (iii) Except as set forth on Schedule 4.1(h), no claim by any Person contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding or is threatened, against the Company or, to the knowledge of the Company, any other Person, and there are no facts or circumstances which could reasonably be anticipated to result in any such claim or which could reasonably lead the Company to conclude that the continued operation and conduct of any aspect of the Gryphon Business could result in any such claim. To the knowledge of the Company, there are no facts or circumstances which would indicate a likelihood of any infringement or misappropriation upon, or other conflict with, any Company Intellectual Property or right of any Person. The transactions contemplated by this Agreement will have no adverse effect on any Company Intellectual Property. Except as set forth in Schedule 4.1(h), neither the Company nor any of the Company's officers, employees or consultants have any agreements or arrangements with former employers of such officers, employees or consultants relating to confidential information or trade secrets of such employers, the assignment of inventions of such employers, or such officer's, employee's or consultant's engagement in activities competitive with such employers. The activities of such officers, employees and consultants on behalf of the Company do not violate any agreements or arrangements known to the Company which any such officers, employees and consultants have with former employers.

         (i) Consultants; No Conflicting Agreements. Except and to the extent set forth in that certain consulting agreement dated May 1, 1994 between Dr. Civin and Immunicon Corporation and that certain letter agreement dated June 18, 1992 between Dr. Civin and Cellco., Inc., and pursuant to the terms of the employment of each of the Founding Stockholders with JHU, neither of the Founder Stockholders is obligated under any contract (including licenses, covenants or commitments of any nature) or other oral or written agreement, or subject to any judgment, decree or order of any court, administrative or governmental agency, that would conflict with his obligation to use his best efforts to promote the Company's business as currently conducted and proposed to be conducted. The carrying on of the Company's business as consultants by such Persons as such business is currently conducted and proposed to be conducted, will not conflict with or result in the breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, agreement or instrument under which either Founder Stockholder is now obligated. Each Founder Stockholder has previously delivered to the Investor copies of each and every written employment agreement, policy, covenant or commitment of any nature to which he is a party or by which he is bound or was bound that was required to be executed by such persons as a condition of employment at any firm, entity, university, governmental body or other business association. The Company acknowledges that the Founder Stockholders may continue to receive funding from Cellco., Inc. pursuant to that certain Research Agreement dated March
23, 1994 provided that research conducted under such Research Agreement shall not be in violation of any terms and conditions of this agreement

    4.2 Representations and Warranties of the Investor. The Investor hereby represents and warrant to the Company that:

         (a) Investment Intent. The preferred Share to be purchase by the Investor hereunder (and any Common Shares that may be issued upon conversion of the Preferred Shares) are being purchase for its own account and not with the view to, or for resale in connection with, any disritbution or public offering thereof within the meaning of the 1933 Act. It understands that the Preferred Shares (and any Common Shares that may be issued upon conversion of the Preferred Shares) have not been registered under the 1933 Act by reason of their issuance in transactions exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) there of and agrees to deliver to the Company, if requested by the Company, an investment letter in customary form. If further understands that the certificates representing the Preferred Shares (and any Common Shares that may be issued upon conversion of the Preferred shares) will bear the following legend and agrees that it will hold such Shares subject thereto:

    THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES THAT MAY BE ISSUED UPON THE CONVERSION OF SUCH SHARES HAVE NOT BEEN REGISTERED UNDER
    THE SECURITIES ACT OF 1933,   AS AMENDED, OR UNDER ANY STATE SECURITIES
    LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS

    DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

    (b) Capacity of the Inventor; Execution of Agreement. The Investor has all requisite power, authority, and capacity to enter into this Agreement, and to perform the transactions and obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

    (c) Accredited Investor. The Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

    (d) Suitability and Sophistication. (i) The Investor has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Preferred Shares; (ii) it has independently evaluated the risk and merits of purchasing the Preferred Shares and has independently determined that the Preferred Shares are a suitable investment for it; and (iii) it has sufficient financial resources to bear the loss of its entire investment in the Preferred Shares.

    (e) Capacity of the Investor; Consents Execution of Agreements. The Investor has all requisite power, authority, and capacity to enter into the Investment Documents to which it is a party and to perform the transactions and obligations to be performed by it hereunder and thereunder. Except for state and federal securities law filings, no consent, authorization, approval, license, permit or order of, or filing with, any Person or Governmental Authority is required in connection with the Investor's execution and delivery of the Investment Documents or the performance by the Investor of the transactions and obligations contemplated hereby and thereby. The execution and delivery of the Investment Documents by the Investor, and the performance by the Investor of the transactions and obligations contemplated hereby and thereby, have been duly authorized by all requisite action of the Investor. The Investment Documents have been duly executed and delivered by a duly authorized officer of the Investor and constitute valid and legally binding agreements of the Investor, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

    (f) Compliance with Laws. To the best knowledge of the Investor, the Investor is not in violation of, nor do any of its operations violate in any respect, any statute, law, or regulation of any Governmental Authority applicable to the Investor, any of its assets, or the conduct of its business ("Applicable Laws"), the violation of which could have a material adverse effect upon the Investor's assets, properties, financial condition, results of operations orbusiness.

    (g) Litigation. There are no actions, suits, claims, investigations, or proceedings pending at law or in equity or before or by any Governmental Authority, or, to the best of the Investor's knowledge threatened, against the Investor or any of its assets or properties or the transactions contemplated by this Agreement.

SECTION 5.    INDEMNIFICATION

    5.1 Indemnification by the Company. Notwithstanding anything in this Agreement to the contrary, but subject to the other provisions of this Section 5, the Company shall indemnify, defend, and hold the Investor, each of the Investor's respective directors, stockholders, officers and Affiliates, and each of such Affiliates' officers, directors, partners, employees, representatives and Affiliates, (collectively, the "Investor Indemnitees") harmless from and against, and shall reimburse them for, any and all demands, claims, losses, liabilities, damages, costs, and expenses whatsoever (including, without limitation, any fines, penalties, reasonable fees and disbursements of counsel incurred by the Investor Indemnities in investigating or defending any of the foregoing, and other reasonable expenses incurred investigating or defending any of the foregoing or enforcing this Agreement) (individually a "Loss" and collectively "Losses") sustained or incurred by an Investor Indemnitee resulting from or arising in connection with any breach of the representations or warranties of the Company set forth in paragraph (g), (h) or (i) of Section
4.1 of this Agreement or the corresponding Schedules or Exhibits hereto or in the documents relating to such paragraphs delivered to the Investor pursuant to this Agreement (other than inaccuracies or breaches resulting from actions taken by or on behalf of the Investor or of which the Investor had actual knowledge as of the Closing), but only if the Company or the Gryphon Business, with respect to the subject matter of such representations and warranties, is materially and adversely different from the Company as represented in such representations and warranties which have been breached, in each case whether or not such Loss results from a third party claim.

    5.2 Indemnification by the Investor. Notwithstanding anything in this Agreement to the contrary, but subject to the other provision of this section
5, the Investor shall indemnify, defend, and hold the Company and its officers, directors, employees, consultants, representatives and Affiliates, and each of the Company's Affiliates' officers, directors, employees, consultants, partners, representatives and Affiliates (collectively, the "Company Indemnitees") harmless from and against, and shall reimburse them for, any and all Losses sustained or incurred by a Company Indemnitee resulting or arising from any material inaccuracy in or breach of any of the Investor's respective representations or warranties set forth in Section 4.2 of this Agreement, in each case whether or not such Loss results from a third party claim.

    5.3 Indemnification Notice. (a) In the event that (i) an event occurs which gives a Person a right to indemnification hereunder or (ii) any third party claim is asserted against a Person with respect to which such Person is entitled to indemnification hereunder, such Person (the "indemnified party") shall, within 60 days of the later of the occurrence of the event giving rise to the claim or the date that the indemnified party learned of such claim (provided, however, that if a claim arises by virtue of litigation, then in no event less than 10 days prior to the date in which an appearance or answer is due, whichever is earlier), notify the Person obligated to indemnify it (the "indemnifying party") of such claim by delivery of a written notice describing the claim and indicating the basis for indemnification hereunder. The indemnifying party shall have the right, upon written notice to the indemnified party within 10 days after receipt from the indemnified party of notice of such claim, to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the indemnified party. In the event that the indemnifying party fails to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the indemnifying led party shall have the right to conduct such defense and, only with the prior written consent of the indemnifying party which shall not be unreasonably withheld, to compromise and settle the claim. In the event that the indemnifying party does elect to conduct the defense of the subject claim, the indemnifying party shall cooperate with and make available to the indemnifying party such assistance and materials as may be reasonably requested by it, all at the expense of the indemnifying party and the indemnified party shall have the right at its expense to participate in the defense, provided that the indemnified party will have the right to compromise and settle the claim only with the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. Any settlement to which the indemnifying party shall have consented in writing shall conclusively be deemed to be an obligation with respect to which the indemnified party is entitled to indemnification hereunder.

SECTION 6.    COVENANTS OF THE COMPANY


    The Company covenants and agrees with the Investor as follows:

    6.1 Furnishing of Financial Statements and Information. The Company shall deliver to the Investor:

    (a) within five days of their completion, but in any event within 30 days after the close of each month commencing with December 1994, unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such month, together with the related unaudited consolidated statements of income and retained earnings for such month and for the period from the beginning of the fiscal year to the end of such month (which shall also set forth any budgeted figures) and cash flows, all in reasonable detail;

    (b) within five days of their completion, but in any event within 150 days after the end of each fiscal year, the audited consolidated balance sheets of the Company and its Subsidiaries, as of the end of such fiscal year, together with the related consolidated statements of income and retained earnings and cash flows for such fiscal year, setting forth in comparative form figures for the previous fiscal year, all in reasonable detail and duly certified by a firm of independent public accountants of national or regional standing reasonably acceptable to the Investor, which accountants shall have given the Company an opinion, unqualified as to the scope of the audit, regarding such statements;

    (c) within five days after the Company learns of the commencement or threatened commencement of any material claim or suit, legal or equitable, or of any material administrative, arbitration, or other similar proceeding against the Company or any of its Subsidiaries, or any of their respective businesses, assets, or properties, written notice of the nature and extent of such suit or proceeding;

    (d) within five days after the Company learns of any circumstance or event which reasonably can be expected to have a material adverse effect on the assets, properties, financial condition, result of operations, business, or prospects of the Company, written notice of the nature and extent of such circumstance or event;

    (e) not less than 30 days following to the end of each fiscal year, commencing with the fiscal year beginning January 1 1996, an annual budget for the Company and each of its Subsidiaries for the next succeeding fiscal year, prepared in good faith and submitted to the Board of Directors of the Company (an "Annual Budget"), which Annual Budget shall include monthly capital and operating expense budgets, cash flow statements, capital expenditure budgets, profit and loss projections, and employee hiring projections;

    (f) within five days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its shareholders and copies of all registration statements and all regular, special or periodic reports which it files with the SEC or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's businesses; and

    (g) within 20 business days after the Investor makes a reasonable request therefor, such other data relating to the business, affairs and financial condition of the Company or any of its Subsidiaries.

    6.2 Inspection. The Company shall, upon receipt of reasonable notice, permit the Investor and any of its representatives to visit and inspect any of the properties of the Company or any Subsidiary during normal business hours, including, without limitation, their respective books and records (and to make extracts therefrom and copies thereof; provided, however, that the Investor or its representative shall advise the Company of any copies made and shall agree that he or it will not use or disseminate such information except as reasonably required in connection with the Investor's rights and benefits under this Agreement and the Stockholders Agreement) and to discuss the Company's affairs, finances and accounts with its officers, employees and independent public accountants.

    6.3 Dividends on or Redemption of Shares. Except for dividends and redemptions required under the express terms of the Preferred Shares, the Company shall not, directly or indirectly, declare or pay any dividend or make any other distribution with respect to any of its capital shares, or directly or indirectly purchase, redeem, or otherwise acquire for any consideration any shares of its capital stock or other equity securities (including without limitation any warrants or options) without the prior written consent of the Investor.

    6.4 Indebtedness. Except for the R&D Loan, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Investor, incur, assume or suffer to exist any Indebtedness except (i) Indebtedness to banks or other financial institutions of up to $50,000 in the aggregate, (ii) purchase money Indebtedness representing or evidencing the principal amount of the deferred purchase price of equipment or other personal property used in the Company's business and (iii) Indebtedness arising from capitalized lease obligations of up to $100,000 in the aggregate. This covenant shall expire upon the consummation of the Second Round Financing.

    6.5 Registration Rights. The Investor shall have the rights to registration under the 1933 Act with respect to the Common Shares it may hold upon conversion of the Preferred Shares as set forth in the Registration Rights Agreement.

    6.6 Further Assurances. The Company shall cure promptly any defects in the creation and issuance of the Preferred Shares, and in the execution and delivery of any of the Investment Documents. The Company, at its expense, shall promptly execute and deliver to the Investor upon reasonable request all such other and further documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and shall make any recordings, file any notices, and obtain any consents as may be reasonably necessary or appropriate in connection therewith.

    6.7 Issuance of Securities. Except as otherwise set forth in the Stockholders Agreement, the Company shall not, without the prior written consent of the Investor, authorize or issue, or obligate itself to authorize or issue, any shares of its capital stock which are senior to or on parity with the Preferred Shares as to liquidation preferences, dividend rights, conversion rights, redemption rights, preemptive rights or otherwise, or other securities exchangeable for or convertible into any such shares, or grant any options or other rights which are exercisable for or convertible into any such shares.

    6.8 Conflicting Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or become subject to any Contract or instrument which by its terms would (under any circumstances) restrict the Company's right to perform any of the provisions of the Investment Documents.

    6.9 Failure of Second Round Financing. (a) In the event the Second Round Financing has not been consummated by October 1 1997, JHU shall have until March 31, 1998 to assist the Company in consulting the Second Round Financing. If JHU provides such assistance and the Second Round Financing is consummated by March 31, 1998, the Investor shall assign all of its right, title and interest in and to the Stock Purchase Warrant to JHU.

    (b) In the event the Second Round Financing has not been consummated by March 31, 1998, the Investor shall be entitled to purchase all of the assets, properties and rights then owned or held by the Company (including rights under any technology license agreements then in effect) for an aggregate purchase price equal to the fair market value of such assets, properties and rights (the "Fair Market Value"). The Company agrees that any Contracts it enters into after the date of this Agreement shall expressly provide the Company with the right to assign such Contract to the Investor. In the event the Investor elects to purchase the assets, properties and rights to the Company pursuant to this Section 6.9, the Investor agrees to notify JHU and each of the

Founder Stockholders in writing (the "Investor Notice"). Fair Market Value shall be determined by an appraisal conducted as follows:

         (i) Each of JHU and the Founder Stockholders on the one hand, and the Investor on the other hand, shall select an experienced independent third party business or technology appraiser and shall notify the other party of the identity of such appraiser on or before thirty (30) days after receipt of the Investor Notice (the "Notice Date").

         (ii) Each appraiser selected pursuant to clause(i) shall deliver its report on Fair Market Value to all other parties and to the other appraisers within 60 days after the Notice Date. If the lesser of the Fair Market Values determined by the appraisers is not more than 10% less than the greater of the Fair Market Values, then the final Fair Market Value shall be equal to the sum of the Fair Market Values determined by the appraisers divided by two. If the lesser of the Fair Market Values is more than 10% less than the greater of the two Fair Market Share Values then the appraisers shall agree on an independent appraiser within 75 days after the Notice Date.

         (iii) The independent appraiser selected pursuant to clause (b) shall determine the Fair Market Value within 100 days after the Notice Date, provided, however, that the independent appraiser shall not designate any Fair Market Value other than one which is not less than the lower of, or greater than the higher of, those determined by the other appraisers, and the Fair Market Value so designated shall be final and binding upon the Investor and JHU.

         (iv) The costs of each appraisal performed pursuant to clause (ii) shall be borne by the party who obtained such appraisal, and the cost of the appraisal performed pursuant to clause (iii) shall be borne equally by the Investor and JMU. The Company shall cooperate fully with each appraiser and shall fully disclose any and all information (including, without limitation, any business plans or forecasts) which is reasonably requested by any appraiser. In the event the Investor, or the Founder Stockholders and JHU fails to select an appraiser pursuant to clause (i) or otherwise prevents the procedure described in clauses (i) through (iii) from being carried out, the Fair Market Value shall be the amount determined by the appraisers selected by the other party pursuant to clause (i) through (iii) and such determination shall be final and binding on the holders.

     (c) In the event the Second Round Financing has not been consummated by March 31, 1998, and the Investor chooses to purchase The assets held by the Company pursuant to Section 6.9(b) above, the Investor shall receive a credit against the purchase price determined above for any unpaid principal and accrued interest remaining on the R&D Loan.

    6.10 Other business. The Company shall not, and shall not permit any of its Subsidiaries to, enter into the ownership, management or operation of any business other than the Gryphon Business without the prior written consent of the Investor.

    6.11 Expiration of Covenants. Upon the date on which the Investor ceases to own Preferred Shares, the covenants of the Company contained in this Section 6 shall expire.

SECTION 7.    DEFAULT

    7.1 Events of Default. The following events shall be Events of Default for purposes of this Agreement and the Amended Certificate:

    (a)  any representation or warranty made by the Company in paragraph (g),
(h) or (i) of Section 4.1 of this Agreement or any of the Schedules related thereto shall prove to have been untrue or incorrect in any material respect as of the closing Date and the Investor shall have not had actual knowledge of same as of the Closing (other than an untrue or incorrect representation or warranty resulting from actions taken by or on behalf of the Investor) but only if the Company or the Gryphon Business, with respect to the subject matter of such representations and warranties which have been breached, is materially and adversely different from the Company as represented in such representations and warranties;

    (b) the Company or any of its Subsidiaries shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property (and, in the case of any such proceeding instituted against the Company or any of its Subsidiaries (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or similar official for, it or for any substantial part of its property shall occur), or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection; or

    (c) any of the Founder Stockholders or JHU shall fail in any material respect to perform or observe any of their respective agreement or covenants in the Stockholders Agreement and such failure has a material adverse effect on the Company or the Gryphon Business or the Company's prospects and such failure has not been cured within 30 days after such failure first occurs.

    7.2 Remedies Upon An Event of Default. Upon the occurrence of an Event of Default then, unless such Event of Default shall have been waived in the manner provided in Section 8.1 of this Agreement, the inventor, in addition to all other remedies that may be available to them at law or in equity in accordance with Section 7.4 hereof, shall be entitled to designate a majority of the Board of Directors of the Company and/or exercise its redemption rights as provided for in the Amended Certificate (as the same may be amended from time to time) and the Stockholders Agreement.

    7.3 Notice of Default. When any Event of Default has occurred or exists, the Company shall give written notice to the Investor within five business days after which the Company becomes aware of an event of Default has occurred or begun to exist. When in the judgment of the Investor an Event of Default has occurred, the Investor shall so notify the Company with reasonable promptness provided, however, that any failure to give such notice shall not be a waiver by the Investor of any or its rights hereunder.

    7.4 Suits for Enforcement. The parties hereto agree that upon an event of Default a remedy at law may not be adequate. In case any one or more Events of Default shall have occurred and be continuing, unless such events of Default shall have been waived in the manner provided in Section 8.1 hereof , the Investor may proceed to protect and enforce their rights under this Section 7 by suit in equity or action at law, including, without limitation, by suit for specific performance or injunctive relief. It is agreed that if the Investor prevails in any such action, the Investor shall be entitled to receive from the Company all reasonable fees, costs, and expenses incurred by it, including, without limitation, such reasonable fees and expenses of attorneys (whether or not litigation is commenced) and reasonable fees, costs, and expenses of appeals.

    7.5 Remedies Cumulative. No specific right, power, or remedy conferred by this Agreement shall be exclusive, and each such right, power, or remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred hereby or by any security of the Company or flow or hereafter available, at law or in equity, by statute or otherwise.

    7.6 Remedies Not Waived. No course of dealing between the Company and the Inventor and no delay in exercising any right, power, or remedy conferred hereby or by any security issued the Company, or now or hereafter available at law or in equity, by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

SECTION 8.    MISCELLANEOUS

    8.1 Waivers and Amendments. This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by the Company and the Investor. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party or parties to whom the obligation is owed; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

    8.2 Entire Agreement. The Investment Documents and the other agreements and instruments expressly provided for herein arid therein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties.

    8.3 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

    8.4 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given
(a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one business day after being sent by a nationally recognized overnight courier service or (c) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.


         If to the Company:  Gryphon Pharmaceuticals, Inc.
                             1629 Thames Street,
                             Suite 400
                             Baltimore, Maryland 21231
                             Attn:  President

         With a copy to;     The Johns Hopkins University
                             School of Medicine
                             Office of Technology Licensing
                             2024 E. Monument Street, Suite 2-100
                             Baltimore, Maryland 21205
                             Attention:  Howard W. Califano, Esq.

         If to Osiris:       Osiris Therapeutics, Inc.
                             The Wearn Building - 4th Floor
                             11100 Euclid Avenue

                             Cleveland, Ohio 44106
                             Attn:  James S. Burns

         With a copy to:     Jones, Day, Reavis & Pogue
                             North Point
                             901 Lakeside Avenue
                             Cleveland, Ohio 44114
                             Attn:  John C. McIlwraith, Esq.

Any party by written notice to the others may change the address of the persons to whom notices or copies thereof shall be directed.

    8.5 Counterparts. This Agreement may be executed in any number of counterparts,each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

    8.6 Successors and Assignees. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns except that the Company may not assign or transfer its rights hereunder without the prior written consent of the Investor. Subject to the provisions of the Stockholders Agreement, the Investor shall be entitled to assign all of its rights, benefits and obligations hereunder to any Person that acquires Preferred Shares from the Investor without the prior consent of any party and such Person shall become an Investor and be entitled to all right and benefits of an Investor hereunder; provided, however, the Investor shall not assign the obligation to provide the Research Funding or the In-Kind Services to a third party or parties without the prior written consent of JHU, which consent shall not be unreasonably withheld or delayed. Promptly following any assignment, the Investor shall provide the Company with written notice of such assignment

    8.7 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

    8.8 Schedules and Exhibits. The schedules and exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

    8.9 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

    8.l0 Independent Counsel. Each of the parties hereto acknowledges and agrees that the law firm of Jones, Day, Reavis & Pogue has acted solely as the special counsel for the Investor in reparation of this Share Purchase Agreement and related agreements, notwithstanding the fact that Jones, Day, Reavis & Pogue has prepared certain corporate documentation for the benefit

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

of the Company. By executing this Agreement, the Company acknowledges that it has been advised by Jones, Day, Reavis & Pouge to engage independent counsel to review this Agreement and related agreements, and has had the opportunity to present this Agreement and the related agreements to independent counsel for review and comment and hereby consents to the representation of the Company by Jones, Day, Reavis & Pogue on specified corporate matters concurrent with its representation of the Investor hereunder, notwithstanding any potential conflict of interest.

    IN WITNESS WHEREOF, the parties have duly executed, or have caused their duly authorized officer or representative to execute, this Share Purchase Agreement as of the date first above written.

                                  GRYPHON PHARMACEUTICALS, INC.


                                  By: /s/ James S. Burns
                                      --------------------------------
                                      Title: President & CEO
                                             ----------------



                                  OSIRIS THERAPEUTICS, INC.


                                  By: /s/ James S. Burns
                                      --------------------------------
                                      James S. Burns, President and CEO

                                     26